UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2016

FITLIFE BRANDS, INC.

(Exact name of Registrant as specified in its Charter)

Nevada	000-52369	20-3464383
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4509 143rd Street, Suite 1, Omaha, Nebraska 68137
(Address of principal executive offices)

(402) 333-5260
(Registrant’s Telephone Number)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

See Item 5.02.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 7, 2016, FitLife Brands, Inc. (the “Company”) and Patrick Ryan, former Vice-President of Retail Sales for the Company’s wholly-owned subsidiary, NDS Nutrition, Inc., entered into a revised employment agreement, pursuant to which Mr. Ryan will serve as the Company’s Chief Retail Officer for a three year term (the “Employment Agreement”). Pursuant to the terms and conditions of the Employment Agreement, Mr. Ryan will receive a base salary of $125,000 per year, and will be eligible to receive equity awards of up to 25,000 shares of the Company’s common stock each year, to be issued at the discretion of the Company’s Compensation Committee. In addition, Mr. Ryan will be eligible to earn commissions on a monthly basis in arrears in an amount equal to 2.0% of the adjusted gross profit from the sale of franchise exclusive products, less certain expenses and costs, related to the sale of franchise exclusive products to international locations, as determined in good faith by Company.  Mr. Ryan will also will also be entitled to participate in such life insurance, disability, medical, dental, stock plans, retirement plans and other programs as may be made generally available from time to time by the Company for the benefit of similarly situated employees or its employees generally.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified, in its entirety, by reference to the full text of the Employment Agreement, attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference herein.

Item 9.01

Financial Statements and Exhibits.

(d) Exhibits

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FITLIFE BRANDS, INC.

Date: June 13, 2016	By:	/s/ Michael Abrams
Michael Abrams
Chief Financial Officer

Exhibit Index

Exhibit No.

Description

10.1

Employment Agreement, by and between FitLife Brands, Inc. and Patrick Ryan, dated June 7, 2016

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